EXHIBIT 99.(a)(xv)

LORD ABBETT SERIES FUND, INC.

ARTICLES OF AMENDMENT

LORD ABBETT SERIES FUND, INC., a Maryland corporation registered as an open-end management investment company under the Investment Company Act of 1940, as amended (hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland, that:

FIRST: The charter of the Corporation (the “Charter”), is hereby amended to change the name of the class of common stock, par value $0.001 per share, of the Corporation designated as “Short Duration Income Portfolio” to “Short Duration Income Portfolio – Class VC.”

SECOND: The foregoing amendment to the Charter was approved by a majority of the entire Board of Directors of the Corporation and is limited to a change expressly authorized by § 2-604(b) of the Maryland General Corporation Law (the “MGCL”) to be made without action of the stockholders.

THIRD: These Articles of Amendment shall become effective on May 1, 2026, at 12:01 a.m., Eastern Time.

FOURTH: The undersigned officer of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of such officer’s knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

-Signature page follows-

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Vice President and attested by its Assistant Secretary on April 7, 2026.

LORD ABBETT SERIES FUND, INC.

By:	/s/ Christian Corkery
Name: Christian Corkery
Title: Vice President

ATTEST:

/s/ Jannet Jassi

Name: Jannet Jassi

Title: Assistant Secretary